Exhibit 4.1

SECOND AMENDMENT TO RIGHTS AGREEMENT

SECOND AMENDMENT, dated as of June 19, 2003 (“Second Amendment”), to Rights Agreement dated as of August 14, 1998 (as amended by the First Amendment to Rights Agreement dated as of October 13, 2000, the “Rights Agreement”), between Arden Realty, Inc., a Maryland corporation (the “Company”), and The Bank of New York (the “Rights Agent”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Rights Agreement.

WHEREAS, the Company and the Rights Agent previously entered into the Rights Agreement; and

WHEREAS, pursuant to Section 26 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend any provision of the Rights Agreement in accordance with the terms of such Section 26.

NOW, THEREFORE, in consideration of the foregoing premises and mutual agreements set forth in this Amendment, the parties hereby amend the Rights Agreement as follows:

1.     Section 7.1 (Exercise of Rights) of the Rights Agreement is hereby amended and restated in its entirety to reads as follows:

“Subject to Section 11.1.2 and except as otherwise provided herein, the registered holder of any Right Certificate may exercise the Rights represented thereby in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase and certification on the reverse side thereof duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price for the total number of one one-hundredths of a Preferred Share (or other securities, cash or other assets) as to which the Rights are exercised, at or prior to the time (the “Expiration Date”) that is the earliest of (i) the close of business on June 30, 2003 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 (the “Redemption Date”), (iii) the closing of any merger or other acquisition transaction involving the Company pursuant to an agreement of the type described in Sections 1.3(ii)(A)(z) and 13.3, at which time the Rights are deemed terminated, or (iv) the time at which the Rights are exchanged as provided in Section 27.”

2.     The fourth paragraph of Exhibit C to the Rights Agreement (SUMMARY OF RIGHTS TO PURCHASE PREFERRED SHARES) is hereby amended and restated to read in its entirety as follows:

“The Rights are not exercisable until the Distribution Date. The Rights will expire on June 30, 2003 subject to the Company’s right to extend such date (the “Final Expiration Date”), unless earlier redeemed or exchanged by the Company or terminated.”

3.     This Second Amendment shall be effective as of the date hereof and, except as expressly set forth herein, the Rights Agreement shall remain in full force and effect and be otherwise unaffected hereby.

4.     This Second Amendment may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all such counterparts shall together constitute one and the same document.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Second Amendment as of the date first written above.

ARDEN REALTY, INC.

By:	/s/ David A. Swartz

Name:	David A. Swartz
Title:	Secretary

THE BANK OF NEW YORK, as Rights Agent

By:	/s/ William F. Powers

Name:	William F. Powers
Title:	Assistant Vice President